As filed with the Securities and Exchange Commission on July 29, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TALEND S.A.

(Exact name of Registrant as specified in its charter)

France	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8, rue Pages, 92150 Suresnes, France

(Address of principal executive offices, including zip code)

Stock Option Plans—2016, 2015, 2014, 2013, 2012, 2011 and 2010

BSPCE

BSA

(Full title of the plans)

Talend, Inc.

800 Bridge Parkway, Suite 200

Redwood City, CA 94065

(650) 539-3200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark B. Baudler	Aaron Ross	Renaud Bonnet
Steven V. Bernard	General Counsel	Jones Day
Andrew D. Hoffman	Talend S.A.	2 rue Saint-Florentin
Wilson Sonsini Goodrich & Rosati, P.C.	800 Bridge Parkway, Suite 200	75001 Paris France
650 Page Mill Road	Redwood City, CA 94065	+33 (0) 1 56 59 39 39
Palo Alto, California 94304	(650) 539-3200
(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)(3)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, €0.08 nominal value per share, reserved for issuance upon exercise of outstanding share options (options de souscription d’actions or “OSA”) granted under the Stock Option Plans—2016, 2015, 2014, 2013, 2012, 2011 and 2010 (the “Stock Option Plans”)	2,865,948	$9.29	$26,624,656.92(5)	$2,681.11
Ordinary shares, €0.08 nominal value per share, reserved for issuance upon exercise of outstanding employee warrants (bons de souscription de parts de créateur d’entreprise or “BSPCE”) pursuant to their terms and conditions (the “BSPCE Terms and Conditions”)	582,372	$7.42	$4,321,200.24(6)	$435.15
Ordinary shares, €0.08 nominal value per share, reserved for issuance upon exercise of outstanding share warrants (bons de souscription d’actions or “BSA”) pursuant to their terms and conditions (the “BSA Terms and Conditions”)	37,500	$12.20	$457,500.00(7)	$46.08
Ordinary shares, €0.08 nominal value per share, reserved for future issuance and exercise of (i) future OSAs to be granted under the 2016 Stock Option Plan, (ii) future BSPCEs, subject to their BSPCE Terms and Conditions and/or (iii) future BSAs to be granted subject to their BSA Terms and Conditions.	1,604,959	$18.00	$28,889,262.00(8)	$2,909.15
Aggregate Registration Fee				$6,071.49

(1)         These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”). Each ADS represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-212465).

(2)         Gives effect to a one-for-eight reverse share split, decided by the shareholders’ meeting of the Registrant on June 1, 2016 with effect on June 18, 2016, whereby holders of the outstanding share options (OSA), employee warrants (BSPCE) and share warrants (BSA) granted prior to June 1, 2016 will exercise eight options or warrants, as applicable, for one of the Registrant’s relevant ordinary shares. The impact of the one-for-eight reverse share split on the Registrant’s share options (OSA), employee warrants (BSPCE) and share warrants (BSA) was a change to the conversion rate, whereby holders of options or warrants will exercise eight options or warrants for one of the Registrant’s ordinary shares. The number of outstanding share options (OSA), employee warrants (BSPCE) and share warrants (BSA) granted prior to June 1, 2016 has not changed due to the one-for-eight reverse share split. The exercise price for each option or warrant that has been granted prior to June 1, 2016 has also not changed.

(3)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s ordinary shares that may become issuable under the Registrant’s Stock Option Plans, BSA Terms and Conditions or BSPCE Terms and Conditions by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding ordinary shares.

(4)         For those options outstanding under the Stock Option Plans, BSA Terms and Conditions or BSPCE Terms and Conditions with an exercise price denominated in Euros, such exercise price was translated at the rate of €1.00 = $1.0968, the noon buying rate of the Federal Reserve Bank of New York on July 22, 2016.

(5)         Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the amount of the registration fee on the basis of the weighted-average exercise price of $9.29 per share (rounded up to the nearest cent).

(6)         Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the amount of the registration fee on the basis of the weighted-average exercise price of $7.42 per share (rounded up to the nearest cent).

(7)         Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the amount of the registration fee on the basis of the weighted-average exercise price of $12.20 per share (rounded up to the nearest cent).

(8)         Estimated in accordance with Rule 457(c) and (h) of the Securities Act, as amended, solely for the purpose of calculating the registration fee on the basis of $18.00 per ADS, which represents the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated July 28, 2016, relating to its initial public offering.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Talend S.A. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)                                                The Registrant’s Prospectus filed with the Commission on July 29, 2016, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form F-1, as amended (File No. 333-212279), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2)                                                The description of the Registrant’s Ordinary Shares and American Depositary Shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-37825) filed with the Commission on July 11, 2016, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under French law, provisions of the Registrant’s By-laws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.

The Registrant maintains liability insurance for its directors and officers, including insurance against liability under the Securities Act, and the Registrant intends to enter into agreements with its directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These agreements may discourage shareholders from bringing a lawsuit against the Registrant’s directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit the Registrant and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers or partnerships, be insured against certain liabilities in their capacity as members of the Registrant’s board of directors.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index immediately following the Signature Page.

Item 9. Undertakings.

A.                                    The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on the 29th day of July, 2016.

TALEND S.A.

By:	/s/ Michael Tuchen
Michael Tuchen
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Tuchen and Thomas Tuchscherer, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Tuchen	Chief Executive Officer and Director	July 29, 2016
Michael Tuchen

/s/ Thomas Tuchscherer	Chief Financial Officer	July 29, 2016
Thomas Tuchscherer

/s/ Bernard Liautaud	Director	July 29, 2016
Bernard Liautaud

/s/ Matthieu Baret	Director	July 29, 2016
Matthieu Baret

/s/ John D. Brennan	Director	July 29, 2016
John D. Brennan

/s/ Bertrand Diard	Director	July 29, 2016
Bertrand Diard

/s/ Patrick S. Jones	Director	July 29, 2016
Patrick S. Jones

/s/ Thierry Sommelet	Director	July 29, 2016
Thierry Sommelet

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the undersigned as the duly authorized representative in the United States of Talend S.A. in New York, New York on July 29, 2016.

Talend, Inc.

By:	/s/ Michael Tuchen
Name:	Michael Tuchen
Title:	Chief Executive Officer and Director

INDEX TO EXHIBITS

Exhibit		Incorporated by Reference
Number	Description	Form	File No.	Exhibit	Filing Date
4.1	By-laws (status) of Talend S.A. (English translation)	F-1/A	333-212279	3.1	July 11, 2016
4.2	Form of Deposit Agreement between Talend S.A. and JPMorgan Chase Bank, N.A., as depositary, and Owners and Holders of the American Depositary Shares	F-1/A	333-212279	4.1	July 11, 2016
4.3	Stock Option Plans—2016, 2015, 2014, 2013, 2012, 2011 and 2010	F-1/A	333-212279	10.22	July 19, 2016
4.4	Form of BSA Grant Document	F-1/A	333-212279	10.23	July 27, 2016
4.5	Form of BSPCE Grant Document	F-1	333-212279	10.24	June 28, 2016
4.6	Form of OSA Grant Document	F-1	333-212279	10.25	June 28, 2016
5.1	Opinion of Jones Day
23.1	Consent of KPMG S.A., Independent Registered Public Accounting Firm
23.2	Consent of Jones Day LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (contained on signature page hereto)